Exhibit 99.2

Bowne Translation Services
55 Water Street
New York, NY 10041
212/924-5500

BOWNE

Certificate of Accuracy

This is to certify that the translation described below is, to the best of our knowledge and belief, a true and accurate rendition of the original document.

Job Number: **Y-96720**

Job Name: **Wachtell, Lipton, Rosen & Katz**

Job Description: **Acciona, S.A. (letter of October 20, 2006)**

Language from: **Spanish** into: **English**

Date: October 24, 2006

Paul M. Martinez
Project Manager

STATE OF NEW YORK, COUNTY OF KINGS

Subscribed and sworn to before me this date of October 24, 2006

Notary Public

ROBERT J. MAZZA
Notary Public, State of New York
No. 02MA5057911
Qualified in Kings County
Commission Expires April 1, 2010

A Member of the International Family of Bowne Companies

NATIONAL SECURITIES EXCHANGE COMMISSION
Paseo de la Castellana, 19
28046 – Madrid

Madrid, October 20, 2006

Dear Sirs:

           Pursuant to the provisions of Art. 82 of Securities Exchange Law 24/1988, of July 28, ACCIONA, S.A. reports the following

RELEVANT INFORMATION

           In view of the request by the National Securities Exchange Commission (CNMV), and the news reported this morning, ACCIONA, S.A. repeats that it maintains its firm intention to become a key stockholder of ENDESA, S.A. as has been expressly stated in yesterday’s Relevant Event (Relevant Event No. 71,703, page 135 fourth paragraph “Currently Declarants seek to become a key stockholder in the Issuer [ENDESA, S.A.]).

          ACCIONA, S.A. likewise repeats that, as of today, it is not negotiating nor has it reached any agreement whatsoever with E.ON, and it does not plan to sell its interest in ENDESA, S.A., therefore, any news or rumor otherwise lacks all basis.

Sincerely,

Acciona, S.A.
By powers of attorney.

Signed: Jorge Vega-Penichet
Secretary of the Board